                                                                     EXHIBIT 2.4
                                                                  EXECUTION COPY
                                                                  --------------

                  AMENDED AND RESTATED ENVIRONMENTAL AGREEMENT
                  --------------------------------------------


         This AMENDED AND RESTATED ENVIRONMENTAL AGREEMENT ("AGREEMENT") is entered into as of October 19, 2001, by and among Northrop Grumman Systems Corporation, a Delaware corporation ("PURCHASER"), and Aerojet-General Corporation, an Ohio corporation ("AEROJET" or "SELLER").

         WHEREAS, Purchaser and Seller entered into an agreement for the purchase and sale of assets on April 19, 2001, (the "ASSET PURCHASE AGREEMENT"), and Purchaser and Seller (each sometimes referred to as "PARTY" and collectively, "PARTIES") desire to set forth their respective obligations with respect to certain environmental matters in connection with the Asset Purchase Agreement.

         WHEREAS, Seller has agreed pursuant to the Asset Purchase Agreement to retain responsibility for Losses to the extent attributable to pre-closing releases of hazardous substances and Purchaser has agreed to assume responsibility for Losses to the extent attributable to post-closing releases of hazardous substances.

         WHEREAS, Seller and the United States are each party to the ASBCA Settlement Agreement, as modified, which obliges the United States, among other things, to reimburse Aerojet for Allowable Site Restoration Costs associated with the certain Losses referred to in the previous recital.

         WHEREAS, the ASBCA Settlement Agreement provides that in the event Aerojet transfers operations giving rise to the environmental costs to another entity, the United States will pay the amounts that it would otherwise reimburse Aerojet for Allowable Site Restoration Costs to the transferee entity, for payment by the transferee entity on to Aerojet.

         WHEREAS, Purchaser, as a transferee entity within the contemplation of the ASBCA Settlement Agreement, agrees to act as Aerojet's collection agent with respect to environmental cost reimbursements relating to the business transferred under the Asset Purchase Agreement.

         WHEREAS, Seller is the owner of certain real property known as the Azusa Facility and has been identified as one of nineteen Special Notice potentially responsible parties with respect to the Baldwin Park Operable Unit of the San Gabriel Valley Superfund Site ("BPOU"), at which the remedial measures have been identified and are under construction.

         WHEREAS, Purchaser intends to obtain, at Purchaser's sole expense, a Prospective Purchaser Agreement ("PPA") from the U.S. Environmental Protection Agency ("U.S. EPA") protecting Purchaser from certain governmental and private party contribution actions with respect to the Baldwin Park Operable Unit and the obtaining of such a PPA is a condition to Closing.

         WHEREAS, as a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement (the "CLOSING"), the Parties have agreed to execute and deliver this Agreement;


                                                                    Page 1 of 24
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         WHEREAS, in light of certain changed circumstances surrounding the APA and the PPA, Seller has provided consideration, under the PPA, of $9 million in cash as a credit to U.S. EPA's "past costs" and has established an irrevocable Environmental Escrow Fund, with a pre-closing cash payment of $40 Million, with respect to Seller's obligations to the U.S. EPA and other interested parties in the BPOU; the Parties therefore have amended and restated this Environmental Agreement as of the date hereof.

         NOW, THEREFORE, the Parties agree as follows:

         ARTICLE 1. DEFINITIONS. Except where separately defined in this Agreement, terms defined in the Asset Purchase Agreement shall have the same meaning hereunder. For purposes of this Agreement, the following terms shall have the meanings respectively ascribed below:

                  (a) "ACTIVE FACILITIES" means the (i) Azusa Facility and (ii) Seller's leased facilities at Boulder, Colorado and Colorado Springs, Colorado, as described in Section 2.1 and Schedule 2.1 of the Asset Purchase Agreement.

                  (b) "ALLOWABLE SITE RESTORATION COSTS" shall have the meaning set forth in Section 2.4 of the ASBCA Settlement Agreement.

                  (c) "ASBCA SETTLEMENT AGREEMENT" means Modification No. 1 to the 29 November 1992 Settlement Agreement between the United States and Aerojet-General Corporation, approved as to form October 1, 1998 and executed October 27, 1998, in the Armed Services Board of Contract Appeals matter ASBCA No. 40309, Appeal of Aerojet-General Corporation, which is attached hereto as EXHIBIT A.

                  (d) "ASSET PURCHASE AGREEMENT" shall have the meaning set forth in the Recitals hereof;

                  (e) "AZUSA FACILITY" means Seller's manufacturing and testing facility in Azusa, California.

                  (f) "BUSINESS" shall have the meaning set forth in the Recitals of the Asset Purchase Agreement.

                  (g) "BUSINESS REAL PROPERTY" shall have the meaning set forth in Section 6.7(a)(i) of the Asset Purchase Agreement.

                  (h) "CARRY FORWARD AMOUNTS" shall have the meaning set forth in Section 5(c) hereof.

                  (i) "CLAIM" means any and all suits, claims, demands, actions or other legal proceedings under which a Party may incur a Loss.

                  (j) "DISPOSAL SITE" means any real property at which Hazardous Substances, generated by Seller prior to the Closing Date in connection with the Business, come to be located before or after the Closing Date.

                                                                    Page 2 of 24
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                  (k) "ENTITY OR ENTITIES" means, as to a Party, that Party and its parents, affiliates and subsidiaries, and their respective officers, directors, shareholders, partners, employees and agents and the heirs, executors, successors and permitted assigns of any of the foregoing.

                  (l) "ENVIRONMENT" shall have the meaning set forth in Section 6.16(d) of the Asset Purchase Agreement.

                  (m) "ENVIRONMENTAL AGREEMENT" shall have the meaning set forth in Section 6.16(d) of the Asset Purchase Agreement.

                  (n) "ENVIRONMENTAL LAW" shall have the meaning set forth in
Section 6.16(d) of the Asset Purchase Agreement.

                  (o) "ENVIRONMENTAL PERMITS" shall have the meaning set forth in Section 6.16(d) of the Asset Purchase Agreement.

                  (p) "ENVIRONMENTAL STATUTES" shall have the meaning set forth in Section 6.16(d) of the Asset Purchase Agreement.

                  (q) "EXPOSURE RESTRICTION" shall have the meaning set forth in
Section 4(e) hereof.

                  (r) "FORMER FACILITY" means any real property that was operated by Seller prior to the Closing Date as part of the Business, but which was not owned or leased by Seller on the Closing Date.

                  (s) "FULL REIMBURSEMENT" shall have the meaning set forth in
Section 11.5 of the ASBCA Settlement Agreement.

                  (t) "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Article 1 of the Asset Purchase Agreement.

                  (u) "HAZARDOUS SUBSTANCE" shall have the meaning set forth in
Section 6.16(d) of the Asset Purchase Agreement.

                  (v) "INDEMNIFY" means to indemnify, defend, save, and hold harmless.

                  (w) "INDEMNIFIED ENTITY" shall have the meaning set forth in
Section 3(a) hereof.

                  (x) "INDEMNIFYING PARTY" shall have the meaning set forth in
Section 3(a) hereof.

                  (y) "INDEPENDENT CONSULTANTS" shall have the meaning set forth in Section 8(b)(ii) hereof.

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                  (z) "LOSS" means any and all liabilities, penalties, fines, losses, damages (including, but not limited to, property damage, bodily injury and natural resource damages), expenses, judgments, executions, deficiencies, liens, interest, assessments, charges, investigation and remediation costs of any kind (including, but not limited to, laboratory, handling, transportation, containment, neutralization, disposal, capping and other similar costs), operation and maintenance costs, financial assurance costs, Governmental Authority costs (including, but not limited to, permitting, licensing, hazardous waste taxes and oversight costs), and reasonable defense costs of any kind or nature whatsoever (including reasonable attorneys', consultants', engineers' and contractors' fees) arising under Environmental Laws due to a Release of Hazardous Substances. Loss shall not include punitive damages, consequential damages, lost profits or rents, diminution in the value of real property or business interruption losses incurred by an Indemnified Entity but shall include any additional allowable contract costs incurred or consideration that Purchaser becomes obligated to pay to the U.S. Government solely to the extent that Remedial Action Work undertaken by Seller at the Azusa facility causes a delay in or disruption to performance of a government contract.

                  (aa) "PERSON" means any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof.

                  (bb) "PRE-CLOSING CONTAMINATION" means the presence of Hazardous Substances as of the Closing Date on, in or under, or the migration of Hazardous Substances on or before the Closing Date from, an Active Facility, Former Facility or Disposal Site (including groundwater thereunder) in either concentrations or amounts for which Remedial Action Work is required under applicable Environmental Laws, taking into account any applicable Exposure Restrictions.

                  (cc) "PRE-CLOSING EXPOSURE" means human exposure to Hazardous Substances, Released in connection with the Business prior to the Closing Date, that results in liability for bodily injury.

                  (dd) "RELEASE" shall have the meaning set forth in Section 6.16(d) of the Asset Purchase Agreement.

                  (ee) "REMEDIAL ACTION WORK" means all activities (consistent with applicable Exposure Restrictions, if any) required under applicable Environmental Laws to investigate, assess, monitor, remediate and/or perform other related environmental corrective action to address Pre-Closing Contamination and includes, without limitation, "Remedial Action," as defined in
Section 2.9 of the ASBCA Settlement Agreement. Remedial Action Work will, in each event, incorporate application, so far as permitted by applicable Environmental Laws, of remedial standards based on the Exposure Restriction.

                  (ff) "REPRESENTATIVES" shall have the meaning set forth in
Section 6(a) hereof.

                  (gg) "SIGN-OFF DATE" shall have the meaning set forth in
Section 4(d) hereof.

                  (hh) "SITE RESTORATION COSTS" shall have the meaning set forth in Section 2.11 of the ASBCA Settlement Agreement.

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                  (ii) "THIRD PARTY" shall mean any Person, excluding the
Parties and their respective Entities.

                  (jj) "TRANSFER" shall mean a voluntary or involuntary conveyance of any fee simple interest, leasehold interest, easement, license agreement or similar possessory interest in or to any of the Active Facilities.

                  (kk) "TRANSFERRED SITE RESTORATION COSTS" shall have the meaning set forth in Section 11.5 of the ASBCA Settlement Agreement.

         ARTICLE 2. ENVIRONMENTAL INDEMNIFICATION.

                  (a) BY SELLER. Subject to the provisions of this Agreement, Seller shall Indemnify the Purchaser Entities from and against any Loss suffered by such Purchaser Entities to the extent arising from:

                  (i) Pre-Closing Contamination at an Active Facility;

                  (ii) any Claim made by a Third Party against a Purchaser Entity alleging a Loss arising out of any Pre-Closing Contamination or any Pre-Closing Exposure;

                  (iii) Seller's noncompliance with applicable Environmental Laws on or before the Closing Date; and

                  (iv) Seller's breach of this Agreement.

                  (b) BY PURCHASER. Subject to the provisions of this Agreement, Purchaser shall Indemnify the Seller Entities from and against any Loss suffered by such Seller Entities to the extent arising from:

                  (i) the operation of the Business, including ownership, use or occupancy of the Active Facilities, after the Closing Date, including any additional cost incurred by Seller to perform Remedial Action Work due to a Release of Hazardous Substances by Purchaser after the Closing Date;

                  (ii) removal by Purchaser of an Exposure Restriction at any Active Facility as provided in Section 4(e) of this Agreement;

                  (iii) Purchaser's noncompliance with applicable Environmental Laws on or after the Closing Date; and

                  (iv) Purchaser's breach of this Agreement.

                  (c) RELATIONSHIP TO ASSET PURCHASE AGREEMENT. This Agreement is intended to implement cost allocation, environmental remediation, and indemnification rights and obligations under the Asset Purchase Agreement with respect to the matters described herein. In the event of any ambiguity or conflict between the Asset Purchase Agreement and this Agreement, the provisions of this Agreement shall control.

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         ARTICLE 3. INDEMNIFICATION PROCEDURE.

                  (a) NOTICE. The Entity entitled to and claiming indemnification under this Agreement (the "INDEMNIFIED ENTITY") shall notify the Party obligated to provide such indemnification (the "INDEMNIFYING PARTY") with reasonable promptness of its discovery of any matter giving rise to such claim, provided that failure to so notify will not release the Indemnifying Party from liability under this Agreement except to the extent such Party is prejudiced and except as set forth in Section 2(b)(ii) above. A claim for indemnification under this Agreement shall be deemed to have been brought only upon delivery of a written notice to the Indemnifying Party at the notice addresses set forth in
Article 12, stating with reasonable specificity the basis for the claim.

                  (b) DEFENSE OF THIRD-PARTY CLAIMS. With respect to any Third Party claim, the Indemnifying Party shall, except as otherwise provided herein, assume the defense thereof with counsel (the fees and expenses of which shall be paid by the Indemnifying Party) reasonably satisfactory to the Indemnified Entity; and subsequent to such assumption of defense, the Indemnifying Party shall not be liable to the Indemnified Entity for any fees or expenses of counsel subsequently incurred by the Indemnified Entity in connection with the defense thereof, provided that an Indemnified Entity shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the sole expense of such Indemnified Entity. The Indemnifying Party shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one such counsel for all Indemnified Entities. The Indemnifying Party may settle or compromise any Third Party claim, unless such settlement or compromise would impose upon the Indemnified Entity an injunctive obligation for which the Indemnifying Entity would not be responsible pursuant to this Agreement or would require an admission of culpability by the Indemnified Party.

                  (c) RESERVATION OF RIGHTS. If, at the time that an Indemnifying Party receives a claim for indemnification under this Agreement, the Indemnifying Party has a good faith factual basis for questioning whether such claim will ultimately fall within its obligations under Article 2 of this Agreement, the Indemnifying Party may notify the Indemnified Entity in writing that it is assuming responsibility for such claim under a reservation of rights. Thereafter, the Indemnifying Party may initiate dispute resolution pursuant to this Agreement and, if the Indemnifying Party establishes by a preponderance of the evidence that the relevant claim did not fall within its obligations under
Article 2, the Indemnified Entity shall promptly reimburse the Indemnifying Party for any Losses (but not including any costs incurred in pursuing dispute resolution) incurred by the Indemnifying Party under the reservation of rights. If the Indemnifying Party fails to establish that the relevant claim did not fall within its obligations under Article 2, the Indemnifying Party shall remain responsible for all Losses attributable to the relevant claim and shall also reimburse the Indemnified Party for its reasonable costs incurred during dispute resolution.

                  (d) COOPERATION. The Indemnified Entity and the Indemnifying Party will each, at its sole expense, provide the other full cooperation in the defense of any indemnification claim, and shall furnish any documents or endeavor to make available any witnesses under its control.

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                  (e) OPPORTUNITY TO CURE. An Indemnified Entity shall not be entitled to make a claim under Sections 2(a)(iv) or 2(b)(iv) of this Agreement unless and until (i) the Indemnified Entity shall have provided the Indemnifying Party with written notice of such breach, and (ii) the Indemnifying Party shall have failed to cure such breach within thirty (30) days after its receipt of such notice.

                  (f) LIMITATIONS. Any claim under Section 2(a)(iv) of this Agreement with respect to Remedial Action Work shall be brought no later than the Sign-Off Date for such Remedial Action Work. Any claim required to be made within such period, but not so timely made, will be forever barred. The indemnification obligations of Seller under this Agreement shall also not apply to the extent that such indemnification is dependent on access to an Active Facility for Remedial Action Work and Seller or its contractors are not provided such access. The indemnification provided under this Agreement shall not protect any Indemnified Entity from or against any Loss to the extent caused by the negligent or tortious acts or omissions of any Indemnified Entity or its representatives and agents.

         ARTICLE 4. PRE-CLOSING CONTAMINATION.

                  (a) RETAINED ENVIRONMENTAL LIABILITIES. In accordance with paragraph 3.2(f) of the Asset Purchase Agreement, Seller shall retain and pay, perform, satisfy and discharge when due, all of the liabilities and obligations of Seller arising under any Environmental Law, to the extent attributable to the Business Real Property or the operation of the Business on or prior to the Closing Date.

                  (b) REMEDIAL ACTION WORK. Upon notice from Purchaser in accordance with Article 2 and subject to Purchaser's compliance with its obligations hereunder, Seller covenants to use all reasonable efforts to perform, at its sole expense, without unreasonable delay, Remedial Action Work for Pre-Closing Contamination at any Active Facility in accordance with applicable Environmental Laws in effect as of the Sign-Off Date; PROVIDED, HOWEVER, that Seller may dispute through any legal means any directive or requirement of a Governmental Authority, if Seller concludes in good faith that such directive or requirement is not supported by Environmental Law; and PROVIDED, FURTHER, that Seller shall not be required to perform any Remedial Action Work at a leased Active Facility if Purchaser would not otherwise be required to perform such work pursuant to the terms of Purchaser's lease for such Active Facility. Notwithstanding Seller's undertaking hereunder, (i) for any contamination prior to Closing that was caused by any Third Party, Seller shall conduct the Remedial Action Work and Seller shall retain the right to pursue such Third Party to compel such Third Party to perform such Remedial Action Work; PROVIDED, HOWEVER, that Purchaser shall have the right, but not the obligation, to join and participate in the pursuit of such Third Party, at its expense, PROVIDED, FURTHER, that neither Seller nor Purchaser shall pursue any such Third Party in a manner that will be detrimental to the rights of the other Party; and (ii) regarding any underlying leases of an Active Facility (wherein Seller is or was a lessee), this Section does not confer any rights upon, or create any benefits for, any Third Party lessor.

                  (c) SELLER'S CONTROL. Subject to Section 4(g) hereof, Seller shall have the exclusive right to manage and control all Remedial Action Work undertaken pursuant to this Agreement; PROVIDED, HOWEVER, that Seller shall keep Purchaser reasonably informed of the

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progress of all Remedial Action Work at any Active Facility. Purchaser shall have the right (but not the obligation) to observe any such Remedial Action Work and on reasonable notice (normally not less than forty-eight (48) hours in advance of sampling) to obtain split samples during Seller's performance of any Remedial Action Work at any Active Facility. Purchaser and Seller shall provide each other with copies of such split sampling test results promptly after the results are received.

                  (d) COMPLETION OF WORK. Remedial Action Work with respect to Pre-Closing Contamination shall be deemed complete upon delivery to Purchaser of either (i) a written statement by a Governmental Authority with jurisdiction over the Pre-Closing Contamination under applicable Environmental Laws to the effect that no further Remedial Action Work (exclusive of long-term monitoring of completed remedial work) is required under applicable Environmental Laws, or
(ii) in the event that such Governmental Authority declines to provide a written statement, a certification of an independent consultant, mutually acceptable to Purchaser and Seller for the purpose of this certification, to the same effect. Such statement or certification may be conditioned on the existence of any Exposure Restriction; PROVIDED, HOWEVER, that Seller shall retain all financial obligations and financial assurance requirements, if any, for any monitoring or maintenance necessary to maintain the validity of any Exposure Restriction established pursuant to this Agreement. The earlier of the dates on which the Governmental Authority issues such written statement or Purchaser receives such certification of an independent consultant for that Facility shall be the "SIGN-OFF DATE" for the Remedial Action Work in issue.

                  (e) EXPOSURE RESTRICTION.

                  (i) Purchaser acknowledges that in Seller's performance of Remedial Action Work at an Active Facility owned by a Purchaser Entity, Seller may propose and apply remedial or corrective action standards (including risk-based corrective action standards) and/or the use of engineered or institutional exposure controls (such as restrictions on the use of the property or restrictions on the use of groundwater) at such Active Facility that are predicated upon the continued non-residential use of such Active Facility consistent with the existing zoning as of the Closing Date, including recognition of the institutional controls set forth in EXHIBIT B to this Agreement ("EXPOSURE RESTRICTION" or multiple "EXPOSURE RESTRICTIONS"); PROVIDED, HOWEVER, that any engineering controls utilized as part of any Exposure Restrictions shall not interfere, in any material manner, with Purchaser's continued operation of the Active Facility as the Active Facility has been operated as well as any development by Purchaser for any future general manufacturing and general industrial uses consistent with the existing zoning as of the Closing Date.

                  (ii) Purchaser shall have the right to obtain from Seller a recordable full and unconditional release of any Exposure Restriction proposed or imposed pursuant to this Section by entering into a written agreement with Seller to assume liability for and to Indemnify the Seller Entities, pursuant to the terms of Section 2(b) of this Agreement, against any Loss in connection with such release. Exposure Restrictions shall run with the land for the benefit of the Seller Entities and shall bind Purchaser, its successors, assigns and all future owners of such Active Facility, and their respective directors, officers, employees, contractors, agents, representatives, lessees, licensees, invitees, and

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         any user or occupant of all or any portion of such Active Facilities, and shall continue after the Sign-Off Date, unless and until released as set forth in this Section.

                  (iii) Seller's obligations to complete any Remedial Action Work directly occasioned by the future development of all or any portion of an Active Facility as provided above shall survive past the Sign-Off Date.

                  (f) RECORDING OF EXPOSURE RESTRICTIONS. On Seller's request and at Seller's cost, Purchaser will record in the appropriate governmental records any declaration or agreement of restrictive covenant to impose use restrictions necessary to implement an Exposure Restriction required by Remedial Action Work at any Active Facility.

                  (g) SELF-HELP. Nothing in this Agreement shall prevent a Party from (i) taking any reasonable and prudent interim measures in the event of an imminent and substantial endangerment to human health, welfare or the Environment, without prejudice to that Party's rights to seek indemnification under this Agreement, (ii) taking any reasonable action for which that Party does not elect to seek indemnification, in whole or in part, under this Agreement (provided that said action does not materially prejudice or interfere with the other Party's rights and/or obligations hereunder) and (iii) taking any action lawfully required or directed by any Governmental Authority of competent jurisdiction, without prejudice to that Party's right to seek indemnification therefor under this Agreement (so long as that Party provides reasonably prompt notice of such action to the other Party).

         ARTICLE 5. ALLOWABLE SITE RESTORATION COST ALLOCATION.

                  (a) ADVANCE AGREEMENT. As a condition to Closing, Seller and Purchaser will enter into appropriate advance agreements between themselves and the United States Government regarding the allocation of certain Allowable Site Restoration Costs, which are subject to the terms of the ASBCA Settlement Agreement, expended by Seller after the Closing Date, so that Seller will obtain, through Purchaser, as Seller's collection agent, Full Reimbursement of such Allowable Site Restoration Costs as provided for in Section 11.5 of the ASBCA Settlement Agreement. To effect Seller's receipt of Full Reimbursement, Purchaser shall account for allowable Transferred Site Restoration Costs by allocation to Purchaser's contracts and subcontracts, consistent with Section
11.5 of the ASBCA Settlement Agreement. Seller and Purchaser will obtain mutually acceptable terms in their advance agreements including the following key provisions:

                  (i) A limitation on the amount of annual Allowable Site Restoration Costs that will be allocated to Purchaser for its collection and payment on to Seller in the amount of fifty percent (50%) of the Allowable Site Restoration Costs incurred by Seller after the Closing Date during each fiscal year;

                  (ii) Provision for Carry Forward Amounts (as defined below);
         and

                  (iii) Recognition by the United States Government that this Agreement and the implementing advance agreements provide for Full Reimbursement of the Allowable Site Restoration Costs allocable to the Business transferred to Purchaser pursuant to the Asset Purchase Agreement; and

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                  (iv) Acceptance by the United States Government of the methods stated in this Article 5 by which Seller shall estimate, allocate and adjust the transferred Allowable Site Restoration Costs that it is to incur and Purchaser is to collect as its agent.

                  (b) ANNUAL DOLLAR LIMITS. In addition to the fifty percent (50%) limitation on allocation set forth in Section 5(a)(i) above, the Allowable Site Restoration Costs transferred to Purchaser for reimbursement on Seller's behalf in a single year shall be limited as follows:

                  (i) One Million, Six Hundred and Sixty six Thousand, Six Hundred and Sixty six Dollars ($1,666,666) for that portion of the Seller fiscal year 2001 that commences with the Closing Date and concludes on November 30, 2001; and

                  (ii) Ten Million Dollars ($10,000,000) for each Seller fiscal year beginning in FY2002 and ending in FY2005; and,

                  (iii) Eight Million Dollars ($8,000,000) for each Seller fiscal year beginning in FY2006 and ending in FY2010; and

                  (iv) Six Million dollars ($6,000,000) for each Seller fiscal year beginning in FY2011 and ending in FY2028.

                  (c) CARRY FORWARD AMOUNT. If the allocable portion of Seller's Allowable Site Restoration Costs transferred to Purchaser exceeds the Annual Dollar Limits set forth in Section 5(b) above, then Purchaser shall collect and remit such excess as follows: Seller will defer, on an interest free basis, Allowable Site Restoration Costs that exceed the applicable Annual Dollar Limits. Any amount so deferred shall be a "CARRY FORWARD AMOUNT." Carry Forward Amounts shall be deferred until such year or years that they can be absorbed within the Annual Dollar Limits; provided, however, that no Carry Forward Amount shall be carried forward after Seller's FY 2028.

                  (d) BUDGETING AND FORWARD PRICING.

                  (i) With respect to Seller's fiscal year beginning December 1, 2001, Seller will provide Purchaser with revised estimated Allowable Site Restoration Costs covering the Seller's fiscal years 2002 through 2004, not later than 30 days after the Closing Date.

                  (ii) No later than September 30 of each calendar year, beginning with calendar year 2002 with respect to Seller's fiscal years 2003 and thereafter for the duration of this Agreement, Seller will provide Purchaser with estimated Allowable Site Restoration Costs for each of the next three (3) Seller fiscal years. In addition, Seller will promptly notify Purchaser of any material change in the estimates as soon as practical after Seller learns that a change is probable and quantifiable.

                  (e) PAYMENT. As Seller's agent, Purchaser will collect and remit to Seller transferred Allowable Site Restoration Costs in accord with the procedure below.

                  (i) At Closing, Seller will provide Purchaser with an estimated allocation of FY 2001 Allowable Site Restoration Costs, to be incurred by the Seller between the

         Closing Date and the end of Seller's FY 2001, that are allocable to the Business. Within Thirty (30) days after the Closing Date, but in no event later than ten (10) days prior to the close of Seller's FY 2001, Purchaser will remit to Seller by wire transfer the lesser of (x) one hundred percent (100%) of such estimated allocation of Seller's FY 2001 Allowable Site Restoration Costs allocable to the Business, or (y) the FY 2001 annual limit as set forth in Section (b)(i), above.

                  (ii) On the twenty-fifth (25th) day of the months of March, June, September, and December (or, if the 25th day is not a business day, the first business day thereafter), Purchaser will remit to Seller by wire transfer twenty-five percent (25%) of the current annual estimated allocation of Allowable Site Restoration Costs allocable to the Business, up to the applicable annual limit as set forth in Section
         (b) (ii), (iii), or (iv), above, as applicable.

                  (iii) No later than the twentieth (20th) day of each December (or, if the 20th day is not a business day, the first business day thereafter), Seller will submit to Purchaser the final amount of Seller's actual Allowable Site Restoration Costs for Seller's preceding fiscal year. The amount will be certified by an officer of Seller.

                  (iv) No later than the fifteenth (15th) day of each January (or, if the 15th day is not a business day, the first business day thereafter), Purchaser will remit to Seller by wire transfer the excess of actual Allowable Site Restoration Costs allocable to the Business for Seller's preceding fiscal year over the aggregate amount of payments made by Purchaser pursuant to Section 5(e)(i) or (ii), as applicable, for such preceding fiscal year, if any, if the amount of such excess is less than the Annual Dollar Limit. Purchaser shall increase the transferred Allowable Site Restoration Costs it includes in allocations to its contracts and subcontracts by the amount of such remittance, if any, and if necessary shall adjust its overhead rates accordingly.

                  (v) No later than the fifteenth (15th) day of each January (or, if the 15th day is not a business day, the first business day thereafter), Seller shall notify Purchaser of the aggregate amount of payments made by Purchaser pursuant to Section 5(e)(i) or (ii), as applicable, for the preceding fiscal year that exceed the actual Allowable Site Restoration Costs allocable to the Business for such preceding fiscal year, if any. Seller shall decrease the allocation of transferred Allowable Site Restoration Costs for the next fiscal year by such excess amount, if any, and Purchaser shall adjust, if necessary, its overhead rates accordingly.

                  (vi) No later than fifteen (15) working days following the execution of final overhead settlement agreements between Seller and the United States for each of the Seller's fiscal years covered by this Agreement, Seller will notify Purchaser of differences, if any, between Allowable Site Restoration Costs included in the final overhead settlement agreement and the amount submitted to Purchaser as required by Section 5(e)(iii).

                           (1) If Allowable Site Restoration Costs included in
                  final overhead settlement agreements are greater than the amount submitted to

                  Purchaser as required by Section 5(e)(iii), but less than the applicable Annual Dollar Limit, Purchaser will remit the difference, up to the applicable Annual Dollar Limit, to Seller by wire transfer within thirty (30) days of having received notification of the difference. If and to the extent of such difference, Purchaser shall increase its allocation to its contracts and subcontracts for the next open fiscal year, i.e., one for which it has not concluded a final overhead settlement with the United States, and, if necessary, shall adjust its overhead rates accordingly.

                           (2) If Allowable Site Restoration Costs included in
                  final overhead settlement agreements are less than the amount submitted to Purchaser as required by Section 5(e)(iii), and less than the applicable Annual Dollar Limit, Seller shall decrease the transferred Allowable Site Restoration Costs for the next fiscal year by such difference and notify Purchaser of such adjustment, in order that Purchaser shall effect appropriate reductions in allocations to its contracts and subcontracts and, if necessary, adjust affected overhead rates.

                  (vii) Subject to the foregoing, for each full fiscal year covered by this Agreement, Purchaser will remit to Seller an amount equal to the lesser of the Allowable Site Restoration Costs allocated to Purchaser, , or the applicable Annual Dollar Limit.

                  (viii) Notwithstanding any other provision of this Article 5, Purchaser's obligations to remit Allowable Site Restoration Costs to Seller are limited to the amount of such Costs that Seller is permitted to transfer to Purchaser, for Purchaser to allocate to its contracts and subcontracts, in accordance with the ASBCA Settlement Agreement and any related advance agreements with the United States Government, and applicable laws and regulations for reimbursement through allocation to United States Government Contracts, commercial contracts, and other cost objectives.

                  (f) AZUSA SITE OPTION: SELLER'S INDEMNIFICATION OF PURCHASER. In addition to the foregoing, and if and only if the United States Government exercises the option reserved to it in Section 6(b) of the ASBCA Settlement Agreement to terminate the application of the ASBCA Settlement Agreement to Site Restoration Costs incurred at Seller's Azusa Site, Purchaser shall have no obligation to continue to collect and remit Allowable Site Restoration Costs except to the extent and in the amount(s) approved in advance by the United States Government. In the event that the consequence of such termination is to increase the percentage of allowable Site Restoration Costs recognized by the United States Government pursuant to section 3.2 of the ASBCA Settlement Agreement, then Seller will indemnify and hold harmless Purchaser from and against any directly resulting losses as may occur if such increased costs are not recoverable to Purchaser.

                  (g) GOVERNMENT DISPUTES. Seller shall indemnify Purchaser and hold it harmless in the event of any dispute between Seller and the United States Government regarding the amount of Allowable Site Restoration Costs or the recovery by Seller of such costs through the instrumentality of Purchaser's collection as provided herein, or in respect to any claims made by the Government against Seller in respect to such costs. In such event, Purchaser shall ensure that Seller receives prompt written notice of any such dispute or claim and Seller shall have such right and opportunity as is permitted under law to respond, oppose, dispute or take an appeal to the underlying United States Government action, in the name of Purchaser, provided that Seller shall be solely responsible for the fees, costs and expenses of such action. In regard to such matters, Seller may not compromise or settle a United States Government claim, or enter a consent to judgment, where such would affect the rights, obligations or entitlements of Purchaser in a material fashion, without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed, it being understood that it is not unreasonable to withhold consent where a release in favor of Purchaser is not obtained.

         ARTICLE 6. SELLER'S ACCESS AFTER CLOSING. For purposes of this Agreement, Seller's access to the Active Facilities after the Closing Date shall be subject to the following terms and conditions.

                  (a) LIMITED EASEMENT. Upon the terms and subject to conditions of this Agreement and United States Government security requirements, Purchaser hereby grants Seller a non-exclusive limited easement to enter onto the Active Facilities for the sole purpose of allowing Seller and its respective agents, employees, contractors, consultants and invitees (collectively, "REPRESENTATIVES") to conduct Remedial Action Work, including (i) access to such Active Facilities for visual inspection and for the purpose of taking soil samples and water samples from existing and/or future wells; and (ii) at Seller's request, access for Governmental Authorities to review Seller's Remedial Action Work. Subject to the terms and conditions of this Agreement and Purchaser's approval, which approval shall not be unreasonably withheld or delayed, Seller shall have the right: (i) to conduct sampling and to install, operate and maintain remediation and monitoring devices at, on, or under the Active Facilities, including soil removal equipment, monitoring wells, and groundwater recovery and treatment systems and to store or stage equipment or materials at such Active Facilities; (ii) to use storage facilities, loading facilities, docks, rail sidings and other plant facilities; and (iii) to use wastewater treatment plants and similar waste treatment and disposal systems on the Active Facilities, for the purposes of disposal of well development water and/or treated groundwater; provided that (w) such facilities or property are intended for and capable, at the time use thereof is sought by Seller, of being used for the purposes desired by Seller without alteration or improvement; (x) Seller shall reimburse Purchaser on a monthly basis for all incremental out-of-pocket costs incurred by Purchaser as a result of Seller's use of such facilities and property; (y) Seller's use of such facilities or property shall not violate any Environmental Laws or contribute to or cause a violation of Environmental Laws by Purchaser. Except as provided in this Section, Seller shall not be obligated to pay Purchaser any rent or fee for the right to use the facilities as described above.

                  (b) COOPERATION. Purchaser shall use reasonable efforts not to interfere with any Remedial Action Work performed by Seller. Purchaser shall not impair Seller's eligibility and/or ability to recover funds from any Third Party, including without limitation, the United States Government nor impair Seller's ability to comply with Environmental Laws. Purchaser shall cooperate with and reasonably assist Seller in obtaining any required permits and approvals for Remedial Action Work and in Seller's cost-recovery efforts. To the extent Purchaser incurs more than five thousand dollars ($5,000.00) for such cooperation, Seller shall reimburse Purchaser for such costs. Seller shall use reasonable efforts to perform Remedial Action Work in a manner which minimizes disruption to Purchaser's business activities and to the Active Facilities. During the course of Seller's performance of Remedial Action Work at any Active Facility pursuant to this Agreement, Seller shall take all steps which are reasonably necessary to prevent injury to persons or damage to such Active Facilities resulting from such Remedial Action Work.

                  (c) RESTORATION. Upon Seller's completion of any drilling or installation of any equipment to perform Remedial Action Work at any Active Facility, Seller shall restore the surrounding surface of such Active Facility affected by such drilling or installation to substantially the same condition which existed prior to such drilling or installation. Promptly upon Seller's completion of Remedial Action Work at any Active Facility, and to the extent permitted by Environmental Law, Seller shall decommission all monitoring wells and remove all equipment installed by Seller to perform such Remedial Action Work, and restore the surface of the Active Facility to substantially the same condition which existed immediately prior to such removal.

                  (d) REPORTING. Seller and Purchaser shall consult on a regular basis so that Seller may advise Purchaser on the progress of Remedial Action Work and inform Purchaser of the anticipated sampling schedule, scope and any applicable work plan. Promptly upon submittal or receipt by Seller, and subject to any attorney-client or other privileges, Seller shall provide to Purchaser in a timely manner copies of all final reports (including sampling data), proposed or final work plans, proposed or final health and safety plans, and notices received from or submitted to any Governmental Authority pertaining to Remedial Action Work. On Purchaser's reasonable request, and subject to any attorney-client or other privileges, Seller shall provide Purchaser or Purchaser's representatives with summary information, including, but not limited to, all available analytical data and reports, relevant to the status of the Remedial Action Work at any Active or Former Facility or Disposal Site. On Purchaser's reasonable request, Seller shall assist Purchaser in explaining such information to any lender or insurer of Purchaser or to any prospective purchaser of an Active Facility.

                  (e) EQUIPMENT DAMAGE. Purchaser agrees to be responsible and reimburse Seller for any Loss caused by Purchaser, its employees, agents, invitees, lessees, occupants of any Active Facilities, contractors, successors or assigns to any vehicle, property or equipment installed or otherwise used by Seller or its contractors in the performance of any Remedial Action Work.

         ARTICLE 7. PROSPECTIVE PURCHASER AGREEMENT

                  (a) AGREEMENT. Subject to the terms of the Asset Purchase Agreement, Purchaser shall use its best efforts to obtain, at its sole cost and expense, a PPA from U.S. EPA with respect to liability under the Comprehensive Environmental Response, Compensation and Liability Act, 40 U.S.C. ss. 9601 ET SEQ., for Pre-Closing Contamination on, in or under the Azusa Facility and the obtaining of such a PPA is a condition to Closing. The PPA shall be substantially in the form set forth in EXHIBIT C to this Agreement.

                  (b) COOPERATION. Seller shall, at its own expense, reasonably assist Purchaser in its efforts to obtain the PPA. Such cooperation shall include providing any relevant non-privileged documentation requested by Purchaser or U.S. EPA and attending meetings with U.S. EPA as reasonably requested by Purchaser.

         ARTICLE 8. GENERAL OBLIGATIONS.

                  (a) MUTUAL COOPERATION. Purchaser and Seller shall cooperate with respect to the undertaking of their mutual obligations pursuant to this Agreement, including providing each other reasonable access to relevant records and officers and employees with knowledge concerning the matters at issue. The Parties shall seek to perform all Remedial Action Work in a manner that minimizes the overall cost of such Remedial Action Work, to the extent practicable and consistent with applicable Environmental Laws and Exposure Restrictions.

                  (b) CONFIDENTIALITY. The terms of this Agreement and any information regarding Pre-Closing Exposures or Pre-Closing Contamination shall at all times be kept confidential, except as needed in the course of Remedial Action Work, as provided herein or as the law may otherwise require. Purchaser may disclose or distribute the terms of this Agreement and any information regarding Pre-Closing Exposures or Pre-Closing Contamination or copies thereof to any Third Party with a need to know and who agrees to be bound by this confidentiality provision. Purchaser shall immediately forward to Seller a copy of any notices or correspondence Purchaser receives from any Person relating to Pre-Closing Exposures or Pre-Closing Contamination. Where Purchaser believes it is required by Environmental Laws to submit a report to a Governmental Authority, Purchaser shall provide Seller reasonable advance written notice thereof.

                  (c) FURTHER ASSURANCES. Each Party agrees to execute additional instruments and documents and do all such further things as may reasonably be required to be performed by a Party in order to carry out the intent of this Agreement.

         ARTICLE 9. DISPUTE RESOLUTION.

                  (a) NEGOTIATION. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to this Agreement. In the event of a dispute, the Parties shall exchange relevant information and attempt to resolve the dispute prior to any Party instituting any mediation or dispute resolution proceedings, if the matter cannot be resolved, either Party may request mediation of the dispute.

                  (b) ARBITRATION.

                  (i) Except in respect to "GOVERNMENTAL DISPUTES" as are addressed in Article 5(g) hereof, if a dispute arises between the Parties hereto regarding the implementation of the Allowable Site Restoration Cost Allocation and that dispute cannot be resolved within a reasonable period of time, either Party hereto may notify the other Party that the dispute is to be submitted to arbitration. In the event that notice of submission of the dispute to arbitration is provided by either Party, the Parties shall each select an arbitrator reasonably qualified to arbitrate such dispute who shall then select a third arbitrator agreeable to each (the "INDEPENDENT ARBITRATORS"). The Independent Arbitrators shall have the right to obtain the assistance of legal counsel mutually acceptable to both Parties in arbitrating the dispute, if the Independent Arbitrators determine that such assistance is necessary. Notwithstanding any other provision hereof, the Parties shall each bear one-half of the cost of the Independent Arbitrators and their legal counsel, if any. If the Independent Arbitrators selected by the Parties cannot agree on a third Independent Arbitrator, they shall apply to the American Arbitration Association for the appointment of a third Independent Arbitrator. The Independent Arbitrators shall establish an expedited procedure for hearing and resolving the dispute. Unless the Parties agree otherwise, the Independent Arbitrators shall be required to render a decision resolving the dispute by a majority decision, with a written opinion stating the reasons therefor, no more than sixty (60) days after the third Independent Arbitrator is retained. The Independent Arbitrators shall be required to adopt either the position advocated by Seller Entities, or the position advocated by Purchaser Entities, and shall not order any other remedy. The decision of the Independent Arbitrators shall be final and binding and a court of competent jurisdiction may enter judgment thereon.

                  (ii) If a dispute arises between the Parties hereto regarding the implementation of the Remedial Action Work and that dispute cannot be resolved within a reasonable period of time, either Party hereto may notify the other Party that the dispute is to be submitted to arbitration. In the event that notice of submission of the dispute to arbitration is provided by either Party, the Parties shall each select an environmental consultant or engineer reasonably qualified to arbitrate such dispute who shall then select a third consultant or engineer agreeable to each (the "INDEPENDENT CONSULTANTS"). The Independent Consultants shall have the right to obtain the assistance of legal counsel mutually acceptable to both Parties in arbitrating the dispute, if the Independent Consultants determine that such assistance is necessary. Notwithstanding any other provision hereof, the Parties shall each bear one-half of the cost of the Independent Consultants and their legal counsel, if any. If the Independent Consultants selected by the Parties cannot agree on a third Independent Consultant, they shall apply to the American Arbitration Association for the appointment of a third Independent Consultant. The Independent Consultants shall establish an expedited procedure for hearing and resolving the dispute. Unless the Parties agree otherwise, the Independent Consultants shall be required to render a decision resolving the dispute by a majority decision, with a written opinion stating the reasons therefor, no more than sixty (60) days after the third Independent Consultant is retained. The Independent Consultants shall be required to adopt either the position advocated by Seller Entities, or the position advocated by Purchaser Entities, and shall not order any other remedy. The decision of the Independent Consultants shall be final and binding and a court of competent jurisdiction may enter judgment thereon.

                  (c) EXCLUSIVE REMEDY. Any claim or cause of action based on, relating to or arising out of any of the matters contemplated under this Agreement must be brought by either Party in accordance with the provisions of this Agreement, whether such claim arises under any law, contract, tort or otherwise; PROVIDED HOWEVER, that if the Independent Arbitrators determine that an appropriate remedy for a dispute regarding the implementation of the Allowable Site Restoration Cost Allocation should be addressed pursuant to the disputes procedures of the ASBCA Settlement, then the Parties shall cooperate as required and in accordance with Article 5(g) (for example, through sponsorship of an appropriate appeal before the ASBCA) to implement those disputes procedures and applicable remedies. In consideration of Seller's covenants and agreements hereunder, Purchaser hereby waives, releases, remises and forever discharges any right or cause of action against Seller with respect to any and all Losses arising out of or relating to the presence or Release of any Hazardous Substances in connection with the Business, including Pre-Closing Contamination, Pre-Closing Exposures and/or Seller's performance of any Remedial Action Work therefor.

         ARTICLE 10. TEN-YEAR REOPENER.

                  (a) The agency established by Article 5(e) hereof, by which Purchaser is responsible for collection and payment of Allowable Site Restoration Costs, shall be discontinued upon the occurrence of all of the following conditions:

                  (i) This Agreement shall have been in effect for ten full fiscal years following the Closing;

                  (ii) Except as to non-material completion of existing contracts, Purchaser, its parent or affiliates, shall have discontinued all operations at the Azusa Site and shall no longer be conducting any material amount of the purchased Business at any other site, or Purchaser, its parent or affiliates, shall no longer be performing any material contract or subcontract for the United States at the Azusa Site and shall no longer be conducting any material contract of the purchased Business at any other site; and

                  (iii) Seller, its parent, affiliates or successor in interest, shall remain in business as a viable and going concern and Seller shall at such time be a contractor for the United States.

                  (b) Upon satisfaction of the conditions set forth in Article 10(a), Purchaser shall give Seller notice within sixty (60) days after the end of the tenth (10th) full fiscal year during which this Agreement has been in effect. Thereafter, Seller shall resume full and direct responsibility for the continued collection of Allowable Site Restoration Costs from the United States Government. The Parties will cooperate to effect a transition of such responsibilities and shall provide timely notice of the transition to the cognizant oversight authorities of the United States Department of Defense. Notwithstanding any provision of this Article 10 to the contrary, no transfer of such responsibilities shall occur until and unless approved by the United States, acting through an authorized Defense Contracting Executive (or equivalent).

         ARTICLE 11. TRANSFER.

                  (a) If, after the Closing Date and prior to the relevant Sign-Off Date for an Active Facility, there is a Transfer of that Active Facility to any Person, then Seller's obligations and liabilities as set forth in this Agreement for that Active Facility shall not be assigned by Purchaser and shall not extend to such Person unless and until the following occur: (i) Purchaser has given Seller at least thirty (30) days advance written notice of its intent to Transfer that Active Facility; and (ii) the transferee has executed a written agreement in a form reasonably acceptable to Seller agreeing to be bound by the obligations, duties, restrictions and liabilities of Purchaser as set forth herein pertaining to that Active Facility. Purchaser shall in no event be released of its obligations to Seller hereunder by virtue of any Transfer. This Agreement is not intended to, nor shall it, be construed as providing or conferring any rights in or benefits to any Person not party to this Agreement.

                  (b) If, after the Closing Date and prior to the relevant Sign-Off Date for an Active Facility, there is a Transfer of the Active Facility and the accompanying Business as it exists at that time to any Person, then Seller's obligations and liabilities as set forth in this Agreement for that Active Facility shall not be assigned by Purchaser and shall not extend to such Person unless and until the following occur: (i) Purchaser has given Seller at least thirty (30) days advance written notice of its intent to Transfer that Active Facility; (ii) the transferee has executed a written agreement in a form reasonably acceptable to Seller agreeing to be bound by the obligations, duties, restrictions and liabilities of Purchaser as set forth herein pertaining to that Active Facility; and (iii) Seller, in its reasonable discretion, has consented to the Transfer and the transferee. If (i), (ii) and (iii) occur and the Transfer takes place, Purchaser shall be released of its obligations to Seller hereunder. This Agreement is not intended to, nor shall it, be construed as providing or conferring any rights in or benefits to any Person not a party to this Agreement.

         ARTICLE 12. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, two business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above; or (d) if sent through a reputable overnight delivery service in circumstances in which such service guarantees delivery the following day.

         If to Purchaser:

              Office of the General Counsel
              Northrop Grumman Systems Corporation
              1840 Century Park East
              Los Angeles, CA 90067
              Attention:  W. Burks Terry, Esq.
              Facsimile No.: (310) 556-4556

         With a copy to:
              Gibson, Dunn & Crutcher LLP
              333 South Grand Avenue
              Los Angeles, CA 90071
              Attention: Peter Ziegler, Esq.
              Facsimile No.: (213) 229-7520

         If to Seller:

              Aerojet - General Corporation

              Legal Department, 0106
              If by mail:                          If by courier:
              P.O. Box 13222                       Highway 50 and Aerojet Rd.
              Sacramento, CA  95813-6000           Rancho Cordova, CA 95670
              Attention:  Brian E. Sweeney, Esq.
              Facsimile No.:  (916) 351-8610

         With a copy to:

              Jones, Day, Reavis & Pogue
              901 Lakeside Avenue
              Cleveland, Ohio 44114
              Attention:  Christopher M. Kelly, Esq.
              Facsimile:  (216) 579-0212

                  Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving notice in the manner herein set forth.

         ARTICLE 13. WAIVERS AND AMENDMENTS.

                  (a) AMENDMENTS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is (i) in writing, (ii) expressly references this Section of the Agreement and (iii) is signed by Purchaser and Seller.

                  (b) WAIVER. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights existing by virtue of any prior or subsequent occurrence. No single or partial exercise by either Party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         ARTICLE 14. MISCELLANEOUS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have signed and received a counterpart hereof signed by the others. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective Entities.

         ARTICLE 15. SEVERABILITY. If any provision of this Agreement, or the application thereof to any Active or Inactive Facility, Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of the Agreement and such provisions as applied to other Active or Former Facilities, Disposal Sites, Persons, places and circumstances shall remain in full force and effect.

         ARTICLE 16. GOVERNING LAW. This Agreement shall be governed, construed, applied and enforced in accordance with the law of the State of New York. Notwithstanding the foregoing, the Environmental Laws of the United States and the State in which an Active or Inactive Facility or Disposal Site is located shall apply for purposes of determining the extent of any required Remedial Action Work for such site, and the common law of Federal procurement contracts shall apply to this Agreement for purposes of determining the obligations of the parties under Article 5 of this Agreement.

         ARTICLE 17. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation, but not limited to" or other words of similar import.

         ARTICLE 18. SURVIVAL. The terms and provisions of this Agreement shall survive the Closing of this transaction and the filing of record of the Deed for any Active Facility.

         IN WITNESS WHEREOF, the parties hereto have caused this Environmental Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


NORTHROP GRUMMAN SYSTEMS                  AEROJET - GENERAL CORPORATION
CORPORATION


By: /s/ John H. Mullan                    By: /s/ Yasmin R. Seyal
   ------------------------------------      -----------------------------------
   Name: John H. Mullan                      Name:  Yasmin R. Seyal
        -------------------------------           ------------------------------
   Title: Corporate Vice President           Title: Treasurer
         ------------------------------            -----------------------------
          & Secretary

                                    EXHIBIT A
                           ASBCA SETTLEMENT AGREEMENT



                                  See attached.

                                    EXHIBIT B
                            ENVIRONMENTAL RESTRICTION

For any Active Facility at which an Exposure Restriction is to be imposed by Purchaser and recorded after the Closing Date in a declaration and/or agreement of restrictive covenant, said instrument shall include the following use restrictions:

(i) the Property shall be used or occupied (if used or occupied at all) for manufacturing or other industrial purposes consistent with existing zoning at Closing; and

(ii) no water supply wells of any kind (including without limitation water wells used for drinking, bathing or other human consumption purposes and water wells used for livestock, farming or irrigation) shall be installed or used on the Property; provided, however, that the Exposure Restriction does not prohibit the installation or use of any compliance, monitoring, recovery or extraction wells or similar devices used for or related to the performance of any Remedial Action Work on the Property now or in the future;

or such other similar land use and/or exposure restrictions as may be reasonably required by a Governmental Authority with jurisdiction over the Remedial Action Work; PROVIDED, HOWEVER, that any engineering controls utilized as part of any Exposure Restrictions shall not interfere, in any material manner, with Purchaser's continued operation of the Active Facility as the Active Facility has been operated as well as any development by Purchaser or Purchaser's successors in interest for any future general manufacturing and general industrial uses consistent with the existing zoning as of the Closing Date.

                                    EXHIBIT C
                     FORM OF PROSPECTIVE PURCHASER AGREEMENT


                                  See attached.